Exhibit 13.1

Future Acres, Inc. Regulation A TTW Materials

Video Transcript

Suma Reddy – CEO

Ethan Joffe - CTO

Ben Liebling - Strategy & Ops

Suma:

The majority of us are completely detached from our food. From planting htat first seed to picking to packing and transporting. The agricultural industry is not only massive, but arguably the most important one. There’s about two million farms in the US. Each one feeds on average 166 people per year. In order to meet the demands of our future, farms are gonna have to evolve.

Ethan:

Farms have a long history of innovation, but historically that innovation has been focused largely on livestock and grains. So we focused on a category called specialty crops. We knew we could apply our advanced robotics and AI to produce dramatic increases in the capabilities of farms.

Suma: The average US Farm is a large 444 acres. So that’s a lot of time and energy going back and forth just to transport heavy crops. So we at Future Acres created Carry. Carry uses advanced machine learning to find the row and follow the picker. We designed it to be super simple. Simply latch it onto the wagon and press go.

Ethan:

Carry increases farm efficiency by 30-40% and that’s with just one Carry companion. We a coordinated fleet of Carry companions farmers will be able to increase their efficiency even more dramatically.

Suma:

We built the carry to be able to bolt on future products that allow farms to work the land sustainably and efficiently.

Ben:

Everybody knows that Ag-tech is a massive industry ripe for disruption and we have a strategy to provide smart farm tools to carry the industry into the future. Supporting this growth is our lead investor Wavemaker Partners, a global venture capital firm with over $400m in assets under management.

Ethan:

I think that’s why we’ve gained the traction we have. people understand we can take the technologies they have been hearing about in the news and apply them to solve real world problems.

Suma: The future of farming is in tech that will make our farms profitable and environmentally friendly. The tech that will carry our farms into the future.

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The Farm Tools of Tomorrow

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$10mm Valuation

$1,000 Min. Investment

THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION. AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:

FUTURE ACRES, INC.310 310 24101438 9th Street, Santa Monica, CA 90401

OR AT [___]

THIS PRESENTATION MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS BASED INFORMATION CURRENTLY AVAILABLE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS AS THEY CONTAIN HYPOTHETICAL ILLUSTRATIONS OF MATHEMATICAL PRINCIPLES, ARE MEANT FOR ILLUSTRATIVE PURPOSES, AND THEY DO NOT REPRESENT GUARANTEES OF FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE, OR ACHIEVEMENTS, ALL OF WHICH CANNOT BE MADE. MOREOVER, NO PERSON NOR ANY OTHER PERSON OR ENTITY ASSUMES RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF FORWARD-LOOKING STATEMENTS, AND IS UNDER NO DUTY TO UPDATE ANY SUCH STATEMENTS TO CONFORM THEM TO ACTUAL RESULTS.

Future Acres is creating farm tools that Carry farms into the future.

To feed 10 billion by 2050, the world’s farmers will need to increase food production by up to 70%

Tools For The Toughest Chores

The solution is simple for an industry ripe for not only disruption but can also make a positive impact

●	On the lives of farmworkers

●	On the quality and freshness of crops

●	On the profitability of American farms

New tools have always allowed our farms to increase efficiency and make hard jobs easier.

STARTING WITH CARRY

Carry is a robotic harvest companion that we believe, based on discussions with potential customers, could increase farm efficiency by 30-40%.

Future Acres is for farm owners and operators looking for more business control in these times of impending change and margin compression.

Guiding Today’s Farm Into Tomorrow’s Future

Amidst a shifting business landscape

●	Increasing production costs

●	Increasing environmental considerations

●	Increasing farm labor shortage

Our goal is to help the American farm evolve through innovative and easy to adapt farm equipment that automates the toughest tasks to enable higher yield, profitability, and future growth.

Today, farms grow the most food they ever have. We’re helping them do it more efficiently.

Features in Development

Smart & Autonomous

Computer Vision and Machine Learning

●	Stops for people and obstacles

●	Ability to follow people

●	Remote-controllable

Safe & Reliable

Robust Hardware

●	Carries up to 500lbs of crops

●	Travels on all-terrain, in all weather

●	Alerts, lights, and bumpers for safety

Clean Power

Battery Operated

●	7-10 hour life

●	6-10 mile harvest range

●	Swappable batteries

Growers are looking to do more with less.

Carry, based on conversations with potential customers, is projected to increase production efficiency by up to 40%, paying for itself in only 60 days.

Result: Potential for up to $18,000 efficiency gain per season

By 2025 the global ag robots market will reach $87.9 billion.

Things are changing. The industry is evolving. That’s why a Farming Platform like Future Acres is necessary.

Carry is for farm owners and operators looking for more business control in these times of impending change and margin compression. We aim to be the hard-working reliable equipment provider to guide today’s farm into tomorrow’s future.

Converging technologies creating the farm of tomorrow:

●	Artificial intelligence

●	Robotics

●	Data

●	GPS

●	Machine vision

Carry Is Just The Beginning. Our Plan for the Next 5 Years...

Product	2021 - 2022	2022 - 2023	2023 - 2024
Hardware	Crop transport	Solar-powered & Precision spraying	Crop picking
Data & Analysis	Follows people & Avoids objects	Crop count & Pest presence	Ripeness & Health
Crops	Grapes	TBD	TBD
People	1 Carry: 5-10 Crew	TBD	TBD

Meet the Team

SUMA REDDY

Chief Executive Officer

●	3x Founder with 15+ years experience in AgTech and CleanTech

●	Faculty, NYC’s School of Visual Arts, Class: “Future of Food”

●	The Wharton School (MBA)

Ethan Joffe

Chief Technology Officer

●	Machine Learning

●	3 Exits

●	MIT Computer Science

Nick Giancola

Chief Product Officer

●	3x Founder

●	Computer Scientist

●	Amazon, wework, BCG, E*Trade

Garrett O’Grady

Engineering

●	Co-Founder, Street Kingpins

●	M.S. Computer Science, University of Illinois

Ben Liebling

Strategy & Operations

●	EAB, Associate Director

●	Deloitte, Consultant

●	UCLA Anderson (MBA)

Lead Investor

Wavemaker is a top-decile early-stage venture capital firm founded in 2003. It is headquartered in Los Angeles and Singapore and manages over US$400M in assets.

Some of Wavemaker's past investments and exits include:

●	Miso Robotics

●	Wheels

●	Blue Bottle Coffee

●	Clutter

●	Mindbody

FUTURE ACRES

© 2020 — FUTURE ACRES® All rights reserved

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FUTURE ACRES

Tools for the toughest chores

We believe Carry could increase production efficiency by up to 40%, paying for itself in only 60 days. This results in the potential for up to $18,000 efficiency gain per season.

Reserve Shares

future_acres

Reserve shares in the future of farm technologies.

Future Acres is creating farm tools that carry farms into the future. We help the American farm evolve through innovative and easy to adapt farm equipment that automates the toughest tasks to enable high yield, profitability, and future growth.

Learn more about the future of the farming industry and reserve shares in Future Acres, only on SeedInvest.

FUTURE ACRES

Tools for the toughest chores

Carry is a robotic harvest companion that we believe could increase farm production by 30-40%, guiding today’s farm into tomorrow’s future.

Reserve Shares

future_acres

Reserve shares in the future of farm technologies.

The end of the traditional American farm is inevitable. Future Acres will seize upon the essential business opportunity to modernize the American farm and help usher them into the future. We will do this through automated and easy to adopt farm tech tools that will prepare the farm, farmers, and laborers for the future. This transition will create a future with smarter, healthier produce grounded in the roots of American agriculture’s knowledge and history.

Learn more about the future of the farming industry and reserve shares in Future Acres, only on SeedInvest.

SeedInvest Profile Page

Future Acres

Farm Tools of Tomorrow

Website: http://www.futureacres.co

Future Acres is offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. This profile may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially. Investors are cautioned not to place undue reliance on these forward-looking statements as they are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. Moreover, no person nor any other person or entity assumes responsibility for the accuracy and completeness of forward-looking statements, and is under no duty to update any such statements to conform them to actual results.

Company Highlights

•	Future Acres is backed by Wavemaker Partners, a global venture capital firm with $400mm AUM

•	CEO Suma Reddy is a 3x founder with 15 years of AgTech and CleanTech experience, is a former managing partner at Akula Energy Ventures, and earned her MBA from The Wharton School

•	Farms may achieve a 30%+ increase in labor productivity by using Carry

•	Advisor Sander Pruijs is a seasoned executive at Rabobank, a global leader in food and agriculture financing and sustainability-oriented banking

•	Carry's platform leverages its proprietary mix of cameras, hardware, sensors and software that was specifically designed to work on the farm

Fundraise Highlights

•	Raise Description: Seed

•	Minimum Investment: US $1,000 per investor

The Farm of the Future starts with Future Acres' autonomous harvest companion, Carry, which can help increase farm production efficiency by up to 40%. We're developing innovative and easy to use farm tools to help modernize the American farm.

Problem:

The supply of farm labor in the US has dropped to drastic levels, causing our economy to lose $3.1 billion per year in crop production. In California, 56% of farmers have reported not being able to find enough laborers in the last five years, compared to only 25% in 2014. A similar story is playing out for farmers across the nation.

Labor in the US represents up to 50% of the cost of an agricultural product, and American farm labor is underutilized. The average US farm is 444 acres, and farmworkers spend significant time transporting heavy crops out of rows. In fact, roughly 30% of their time is spent moving crops out of rows, time that could otherwise be spent harvesting.  That's a lot of time spent on a tough, but necessary task.

Solution:

Future Acres is developing Carry, a fully autonomous robotic harvest companion. Carry finds the row, goes to the picker, and waits for the picked crop to be loaded. Carry then transports the payload out of the row to its destination. After Carry is unloaded, it's off to the next row and picker.

By partnering with Future Acres, farms can reduce their labor burden and increase production efficiency by over 30%. Farmworkers will be able to focus on the skilled task of identifying ready-to-pick crops, relegating the low value yet necessary work to a robot. Most importantly, American farms will no longer suffer labor shortages or be unable to harvest and sell their full yields.

The Team

Founders and Officers

Suma Reddy

CEO

Suma is an entrepreneur, educator and activist. As an entrepreneur, she has deep expertise in AgTech, cleantech, foodtech, microfinance, social justice and community-development. As Co-Founder and COO of Farmshelf, an indoor farming company started in 2017, she led strategy and operations with a focus on product, manufacturing and Plant R&D. Previously, she co-founded an organic waste-to-energy company and was a founding Managing Partner at a renewable energy fund that successfully developed greenfield utility-scale solar, small hydro, anaerobic digestion and battery storage projects. Prior to that, she was a Communications and Program Director at SKS Microfinance in India, contributing to 200%+ annualized growth, and eventual $330MM IPO and $2.2B acquisition. Suma started her career as a Peace Corps Volunteer in Mali.  She is a graduate of The Wharton School (MBA), Flatiron School (iOS Development), General Assembly (UX Design) and University of Rochester (BA).

Ethan Joffe

CTO

Ethan is a serial entrepreneur, award-winning technologist and has led many teams focused on cutting-edge technology, including AR/VR, Machine Learning, and automation. After graduating from MIT with a BS in Computer Science, he began his career by building a multimedia software company based on technology developed at the MIT Media Lab before transitioning to an engineering role at VPL Research, the first commercial AR/VR company. From there he moved to Xaos Tools where he developed award-winning 2D & 3D consumer graphics products. His first exit came as the CTO and Co-Founder of WorldSite Networks, an entertainment industry hosting company. He then turned his attention to Super11, a free internet company in Brazil and South America, where he served as Director of Product Development until it was acquired. Following the acquisition of Super11 Ethan co-founded Nami Media and took the role of Chief Scientist. Nami was eventually acquired by Lin Media. Ethan’s ability to identify and implement new technologies, as well as build and manage technical teams has been proven time and again. This expertise will be invaluable as he continues to lead our product roadmap and development.

Nick Giancola

CHIEF PRODUCT OFFICER

Nick is a lifelong technologist, entrepreneur, strategist, and computer scientist. He’s been involved in founding 3 companies and has spent the last 15 years building and launching products for some of the biggest names in tech. Nick’s obsession with creating exceptional user experiences has led to his professional success as both a product designer and software developer. He’s consulted on over one hundred projects with companies ranging from seed-stage startups to Fortune 500 enterprises. Some of the companies he’s worked with include WeWork, Amazon, AMEX, BCG, and E*Trade. He’s also designed and developed software for a slew of high growth startups, including StackCommerce, MeUndies, Flight Club, Pongalo, and Fullscreen, among others. Nick’s most recent post was Managing Partner at Philosophie, a design innovation and R&D firm. Following in the footsteps of Bill Gates and Mark Zuckerberg, Nick dropped out of college to focus completely on building and commercializing technology.

Notable Advisors & Investors

James Jordan

Advisor, Advisor

Sander Pruijs

Advisor, Advisor

Term Sheet

Fundraising Description

Round type: Seed

Minimum investment: US $1,000

Use of Proceeds

If Minimum Amount Is Raised

Marketing – 23%

Product Development – 14%

Payroll – 57%

General & Administrative – 6%

If Maximum Amount Is Raised

Marketing – 13%

Product Development – 8%

Payroll – 66%

General & Administrative – 13%

Investor Perks

All investors will receive quarterly update newsletters.

Investors investing $100,000 or more will benefit from a yearly investors call.

Investors investing $200,000 or more will have an individual yearly investor call with the CEO.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Please note that due to share price calculations, some final investment amounts may be rounded down to the nearest whole share - these will still qualify for the designated perk tier. Additionally, investors must complete the online process and receive an initial email confirmation by the deadline stated above in order to be eligible for perks.

Prior Rounds

Round Size US $313,537

Closed Date Mar 20, 2018

Security Type Common Equity

The US agriculture industry is a crucial component of the US economy and has fed the nation since its founding. Today, US farm output is worth $132 billion, about 1% of US GDP. The output of US farms has grown at a compound annual growth rate (CAGR) of 1.48% in the period between 1948 and 2015. Compounded across this time period, in practice, this means that US farms produce 2.75 times as much output in 2015 as in 1948. In the same time period, the total amount of inputs (i.e., machinery, fertilizer, etc.) has only grown at a CAGR of 0.1%. Most remarkably, however, the amount of labor used in agricultural production between 1948 and 2015 has decreased at a rate of -2.06% annually. To put it in perspective, US farmers use ¼ the labor they used in 1948 to create 2.75 times the agricultural output in 2015.

Future Acres' market opportunity is to further contribute to the decreasing labor intensity of harvesting by automating commodity tasks on the farm like transportation back to the granary/warehouse. While US agriculture has been becoming steadily less labor-intensive, the nature of the labor used has also shifted dramatically. For much of US history, agriculture has been dominated by family farms and family farmworkers. In 1950, 7.6 million family farmworkers worked in US agriculture while only 2.3 million hired farmworkers did. Hired farmworkers made up just over 20% of the agricultural labor force. Over time, this has shifted dramatically. By 2000, just 2 million family farmworkers worked in US agriculture while 1.1 million hired farmworkers did. Hired farmworkers now make up 35% of the agricultural labor force.

Farmers are turning to precision agriculture and robotics to help increase farm efficiency and production. Bullish projections suggest the global agricultural robots market could reach nearly $88 billion by 2025.

Risks and Disclosures

We have a limited operating history upon which to evaluate our performance and have not yet generated profits or revenue. We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform, as our core product has yet to come market.

The Company is pre-revenue and may not be successful in its efforts to grow and monetize its product. It has limited operating capital and for the foreseeable future will be dependent upon its ability to finance operations from the sale of equity or other financing alternatives. There can be no assurance that the Company will be able to successfully raise operating capital. The failure to successfully raise operating capital, and the failure to effectively monetize its products, could result in bankruptcy or other event which would have a material adverse effect on the Company and the value of its shares. The Company has limited assets and financial resources, so such adverse event could put investors’ dollars at significant risk.

The Company’s business model is capital intensive. The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

The Company’s expenses will significantly increase as they seek to execute their current business model. Although the Company estimates that it has enough runway until the end of the year, they will be ramping up cash burn to promote revenue growth, initiate payroll, further develop R&D, and fund other Company operations after the raise. Doing so could require significant effort and expense or may not be feasible.

The Company does not currently hold any intellectual property and they may not be able to obtain such intellectual property. Their ability to obtain protection for their intellectual property (whether through patent, trademark, copyright, or other IP right) is uncertain due to a number of factors, including that the Company may not have been the first to make the inventions. The Company has not conducted any formal analysis of the “prior art” in their technology, and the existence of any such prior art would bring the novelty of their technologies into question and could cause the pending patent applications to be rejected. Further, changes in U.S. and foreign intellectual property law may also impact their ability to successfully prosecute their IP applications. For example, the United States Congress and other foreign legislative bodies may amend their respective IP laws in a manner that makes obtaining IP more difficult or costly. Courts may also render decisions that alter the application of IP laws and detrimentally affect their ability to obtain such protection. Even if the Company is able to successfully register IP, this intellectual property may not provide meaningful protection or commercial advantage. Such IP may not be broad enough to prevent others from developing technologies that are similar or that achieve similar results to theirs. It is also possible that the intellectual property rights of others will bar the Company from licensing their technology and bar them or their customer licensees from exploiting any patents that issue from the pending applications. Finally, in addition to those who may claim priority, any patents that issue from the patent applications may also be challenged by competitors on the basis that they are otherwise invalid or unenforceable.

Manufacturing or design defects, unanticipated use of the Company's products, or inadequate disclosure of risks relating to the use of the products could lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to its products (either voluntary or required by governmental authorities) and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs as well as negative publicity that could reduce demand for its products. Personal injuries relating to the use of its products could also result in product liability claims being brought against the Company. In some circumstances, such adverse events could also cause delays in new product approvals. Similarly, negligence in performing its services can lead to injury or other adverse events.

The Company’s letters of intent are understood to be contingent on the successful development and proof of concept of its autonomous farming transport system. The autonomous farming transport system is still in development, and the Company’s business depends almost entirely on its successful development and commercialization. The Company will require substantial additional development, testing, and potentially regulatory approval before it is able to commercialize its product effectively. This process may take many years and may require the expenditure of substantial resources beyond the proceeds raised in this offering. Accordingly, even if the Company is able to obtain the requisite financing to continue to fund the development of its products, it is not guaranteed that the autonomous farming transport system or any other product candidates will be successfully developed or commercialized.

The Company’s success is dependent on commercial adoption of agricultural autonomous robots, a relatively unproven market. The Company may incur substantial operating costs, particularly in sales and marketing and research and development, in attempting to develop these markets. If the market for the Company’s products develops more slowly than it expects, its growth may slow or stall, and its operating results would be harmed. The market for agricultural autonomous robots is still evolving, and the Company depends on continued growth of this market. It is uncertain whether the trend of adoption of agricultural autonomous robots that the Company has experienced in the past will continue in the future.

The development and commercialization of the Company’s products and services are highly competitive. It faces competition with respect to any products and services that it may seek to develop or commercialize in the future. Its competitors include major companies worldwide. The agricultural robotics market is an emerging industry where new competitors are entering the market frequently. Many of the Company’s competitors have significantly greater financial, technical and human resources and may have superior expertise in research and development and marketing approved services and thus may be better equipped than the Company to develop and commercialize services. These competitors also compete with the Company in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, the Company’s competitors may commercialize products more rapidly or effectively than the Company is able to, which would adversely affect its competitive position, the likelihood that its services will achieve initial market acceptance and its ability to generate meaningful additional revenues from its products and services.

The Company may be unable to maintain, promote, and grow its brand through marketing and communications strategies. It may prove difficult for the Company to dramatically increase the number of customers that it serves or to establish itself as a well-known brand in the competitive AgTech space. Additionally, the product may be in a market where customers will not have brand loyalty.

We rely on a small management team to execute our business plan. Our management team is currently small and made up of only two part-time individuals, Suma Reddy and Ethan Joffe, whom we rely on to help us raise funds and help grow our business. Our partnership and relationship with Wavemaker Labs is crucial for us to achieve our growth plan.

The Company is still beta testing the first version of their robot. Sophisticated technology platforms often contain errors or defects, such as errors in computer code or other systems errors, particularly when first introduced or when new versions or enhancements are released. The development of new or enhanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends, as well as precise technological execution. Despite quality assurance measures, internal testing, and beta testing by customers, the Company cannot guarantee that its current and future products, including upgrades to those products, will be free of serious defects, which could result in lost revenue, refunds without a commensurate decrease in costs, delays in market acceptance, increase in costs, reputational harm, and costs associated with defending or settling claims. If upgrades are not properly implemented, the availability and functioning of its products could be impaired.

The Company is subject to rapid technological change and dependence on new product development. Their industry is characterized by rapid and significant technological developments, frequent new product introductions and enhancements, continually evolving business expectations and swift changes. To compete effectively in such markets, the Company must continually improve and enhance its products and services and develop new technologies and services that incorporate technological advances, satisfy increasing customer expectations and compete effectively on the basis of performance and price. Their success will also depend substantially upon the Company's ability to anticipate, and to adapt its products and services to its collaborative partner’s preferences. There can be no assurance that technological developments will not render some of its products and services obsolete, or that they will be able to respond with improved or new products, services, and technology that satisfy evolving customers’ expectations. Failure to acquire, develop or introduce new products, services, and enhancements in a timely manner could have an adverse effect on their business and results of operations. Also, to the extent one or more of their competitors introduces products and services that better address a customer’s needs, their business would be adversely affected.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors. In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

The independent CPA has included a “going concern” note in the Company’s reviewed financials. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception, has sustained net losses of $103,365 and $452,765 for the six months ended June 30, 2020 and 2019, respectively, and has incurred negative cash flows from operations for the six months ended June 30, 2020 and 2019. As of June 30, 2020, the Company had an accumulated deficit of $776,583 and limited liquid assets with $690 of cash. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

The Company is subject to many U.S. federal and state laws and regulations, including those related to privacy, rights of publicity, and law enforcement. These laws and regulations are constantly evolving and may be interpreted, applied, created, or amended, in a manner that could harm our business. The technology and use of the technology in our product may not be legislated, and it is uncertain whether different states will legislate around this technology, and, if they do, how they will do so. Violating existing or future regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could negatively affect our financial condition and results of operations.

The Total Amount Raised, as reflected on the SeedInvest platform, may be partially comprised of investments from the Company’s management or affiliates. Such investments are not being counted towards the escrow minimum. If the sum of the investment commitments does not equal or exceed the escrow minimum at the offering end date, no securities will be sold in the offering, investment commitments will be canceled, and committed funds will be returned. As a result, the Total Amount Raised may not be reflective of the Company's ability to conduct a closing.

General Risks and Disclosures

Start-up investing is risky. Investing in startups is very risky, highly speculative, and should not be made by anyone who cannot afford to lose their entire investment. Unlike an investment in a mature business where there is a track record of revenue and income, the success of a startup or early-stage venture often relies on the development of a new product or service that may or may not find a market. Before investing, you should carefully consider the specific risks and disclosures related to both this offering type and the company which can be found in this company profile and the documents in the data room below.

Your shares are not easily transferable. You should not plan on being able to readily transfer and/or resell your security. Currently there is no market or liquidity for theseshares and the company does not have any plans to list these shares on an exchange or other secondary market. At some point the company may choose to do so, but until then you should plan to hold your investment for a significant period of time before a "liquidation event" occurs. A "liquidation event" is when the company either lists their shares on an exchange, is acquired, or goes bankrupt.

The Company may not pay dividends for the foreseeable future. Unless otherwise specified in the offering documents and subject to state law, you are not entitled to receive any dividends on your interest in the Company. Accordingly, any potential investor who anticipates the need for current dividends or income from an investment should not purchase any of the securities offered on the Site.

Valuation and capitalization. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity being sold.

You may only receive limited disclosure. While the company must disclose certain information, since the company is at an early-stage they may only be able to provide limited information about its business plan and operations because it does not have fully developed operations or a long history. The company may also only obligated to file information periodically regarding its business, including financial statements. A publicly listed company, in contrast, is required to file annual and quarterly reports and promptly disclose certain events \u2014 through continuing disclosure that you can use to evaluate the status of your investment.

Investment in personnel. An early-stage investment is also an investment in the entrepreneuror management of the company. Being able to execute on the business plan is often an important factor in whether the business is viable and successful. You should be aware that a portion of your investment may fund the compensation of the company's employees, including its management. You should carefully review any disclosure regarding the company's use of proceeds.

Possibility of fraud. In light of the relative ease with which early-stage companies can raise funds, it may be the case that certain opportunities turn out to be money-losing fraudulent schemes. As with other investments, there is no guarantee that investments will be immune from fraud.

Lack of professional guidance. Many successful companies partially attribute their early success to the guidance of professional early-stage investors (e.g., angel investors and venture capital firms). These investors often negotiate for seats on the company's board of directors and play an important role through their resources, contacts and experience in assisting early-stage companies in executing on their business plans. An early-stage company may nothave the benefit of such professional investors.